EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Genesco Statement
NASHVILLE, Tenn., April 20 /PRNewswire-FirstCall/ — Genesco Inc. (NYSE: GCO) confirmed today that it has received an unsolicited proposal from Foot Locker, Inc. to purchase all of Genesco’s outstanding shares for $46 per share in cash. The nonbinding proposal is subject to due diligence and other conditions. The Company’s Board of Directors intends to consider the proposal, with the assistance of its financial advisor, Goldman, Sachs & Co., and expects to respond in due course.
Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,000 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.
SOURCE Genesco Inc. -0- 03/07/2007 /CONTACT: Financial Contact, James S. Gulmi, +1-615-367-8325, or Media Contact, Claire S. McCall, +1-615-367-8283, both of Genesco Inc